Exhibit 99.1

Premier People,

Products and Services

NEWS RELEASE

Premcor Inc.
1700 East Putnam
Suite 400
Old Greenwich, CT 06870
203-698-7500
203-698-7925 fax

PREMCOR ANNOUNCES THE ADDITION OF TWO NEW BOARD MEMBERS

OLD GREENWICH, Connecticut, November 17, 2004—Premcor Inc. (NYSE: PCO) today announced the election of Edward F. Kosnik and Eija Malmivirta to the Company’s Board of Directors.

Edward F. Kosnik - Elected on November 16, 2004 to the Board of Directors and as a member of the Audit Committee. Mr. Kosnik has been a member of the Buckeye Partners, L.P. (NYSE) Board of Directors since 1986 and is also a member of Buckeye’s Finance and Audit Committees. Mr. Kosnik served in various positions at Berwind Group, Inc. from 1997 to 2001, most recently he served as the President and Chief Executive Officer of Berwind Group, Inc.

Eija Malmivirta – Elected on November 16, 2004 to the Board of Directors and as a member of the Nominating and Corporate Governance Committee. Ms. Malmivirta is presently a member of the Board of Directors of Kemira Oyj, a chemical company, VR Group Ltd. (Finnish Railways), National Emergency Supply Agency and Finnish National Theatre Ltd., all located in Helsinki, Finland. She also was a board member for Tosco Corporation from 1997 to 2001. Ms. Malmivirta served as the Chairman and principal owner of Merei Energy Oy Ltd. from 1996 to 2002. Ms. Malmivirta served in various positions at Neste Oy from 1969 to 1996, most recently as an Executive Vice President.

Premcor Inc. is one of the largest independent petroleum refiners and marketers of unbranded transportation fuels and heating oil in the United States.

Contacts:

Premcor Inc.

Karyn Ovelmen, (203) 698-5669 (Media/Investors)